EXHIBIT A

Services Plan For Class II Shares

Dynamic Energy Income Fund
Dynamic Global Growth Fund
Dynamic World Growth Fund
Dynamic Canadian Equity Income Fund
Dynamic Natural Resources Fund
Dynamic Contrarian Advantage Fund
Dynamic Discovery Fund
Dynamic Gold & Precious Metals Fund
Dynamic U.S. Growth Fund
JOHCM Emerging Markets Opportunities Fund
JOHCM International Select Fund
Mount Lucas U.S. Focused Equity Fund
Smith Group Large Cap Core Growth Fund
JOHCM Global Equity Fund

DUNDEEWEALTH FUNDS
1160 Swedesford Road
Suite 140
Berwyn, PA  19312
Servicing Agreement

Class II Shares

Ladies and Gentlemen:

We wish to enter into this Servicing Agreement (the “Agreement”) with you concerning the provision of support services to your customers who may from time to time be the record or beneficial owners of Class II Shares of DundeeWealth Funds (the “Trust”).

The terms and conditions of this Agreement are as follows:

Section 1.  You agree to provide one or more of the following administrative support services to your customers (“Clients”) who may from time to time own of record or beneficially Class II Shares of the Trust:

(i)	Aggregating and processing purchase and redemption requests for Class II Shares from Clients and placing net purchase and redemption orders with our distributor or transfer agent;

(ii)	Processing dividend payments from us on behalf of Clients;

(iii)	Arranging for bank wires;

(iv)	Providing subaccounting with respect to Class II Shares beneficially owned by Clients or the information to us or our transfer agent necessary for subaccounting;

(v)
If required by law, forwarding or causing to be forwarded shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Clients; and

(vi)	Providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules, or regulations.

Section 2.  You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

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Section 3.  Neither you nor any of your officers, employees, or agents are authorized to make any representations concerning us or our Class II Shares except those contained in our then current prospectus for Class II Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4.  For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect.  By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Class II Shares of the Trust by or on behalf of Clients.  You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 5.  In consideration of the services and facilities provided by you pursuant to Section 1 hereof, we will pay to you, and you will accept as full payment therefor, fees at the annual rate of [0.25%] of the average daily net asset value of the Class II Shares owned of record or beneficially by Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, such fees to be computed daily and payable monthly.  For purposes of determining the fees payable under this Section 5, the daily net asset value of the Clients’ Class II Shares will be computed in the manner specified in our then current registration statement in connection with the computation of the net asset value of Class II Shares for purposes of purchases and redemptions.  The fee rates stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.  Further, we may, in our discretion and without notice, suspend or withdraw the sale of Class II Shares, including the sale of such Class II Shares to you for the account of any Client or Clients.

Section 6.  Any person authorized to direct the disposition of the monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the some or all of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7.  We may enter into other similar Servicing Agreements with any other person or persons without your consent.

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Section 8.  By your written acceptance of this Agreement, you represent, warrant, and agree that:  (i) to the best of your knowledge, no services provided by you hereunder  will be primarily intended to result in the sale of any Class II Shares; (ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients in connection with the investment of their assets in Class II Shares of the Trust, will be disclosed to Clients who will authorize such compensation and such compensation will be permitted by, and not be excessive or unreasonable under, the laws and instruments governing your relationship with Clients; (iii) in the event an issue pertaining to this Agreement or our Services Plan related thereto is submitted for shareholder approval, you will vote any Class II Shares held for your own account in the same proportion as the vote of the Class II Shares held for your Clients’ accounts; and (iv) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by law.

Section 9.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee.  Unless sooner terminated, this Agreement will continue for successive annual periods.  This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of the those Trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Services Plan adopted by us regarding the provision of administrative support services to the record or beneficial owners of Class II Shares or in any agreements related thereto) or by you upon notice to us.

Section 10.  All notices and other communications pertaining to this Agreement will be duly given if mailed, faxed, or transmitted by similar telecommunications device to us at the address shown above and to you at the address shown below, or to such other address as either party shall so provide to the other.

Section 11.  This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

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If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address shown above.

Very truly yours,

DUNDEEWEALTH FUNDS

Date	By
Authorized Officer

Accepted and agreed to:

Name of Servicing Organization

Date	By
Authorized Officer

Account Number

Taxpayer Identification Number

Dealer Code

Address:

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